Exhibit 99.1

EDITED TRANSCRIPT

PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

EVENT DATE/TIME: MAY 14, 2012 / 11:00AM ET

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Garth Russell KCSA Strategic Communications - IR Representative

Mark Layton PFSweb, Inc. - Chairman, CEO

Mike Willoughby PFSweb, Inc. - President, CIO

Tom Madden PFSweb, Inc. - CFO, Chief Accounting Officer

CONFERENCE CALL PARTICIPANTS

Mark Argento Craig-Hallum Capital Group - Analyst

Marco Rodriguez Stonegate Securities - Analyst

Alex Silverman Special Situations Fund - Analyst

Glenn Primack PEAK6 Investments LP - Analyst

George Walsh Gilford Securities - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to PFSweb’s first-quarter 2012 earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions). Thank you.

I’ll now turn the call over to Garth Russell to begin. Sir?

Garth Russell - KCSA Strategic Communications - IR Representative

Thank you. Before turning the call over to management, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and involve and are subject to risks, uncertainties and other and factors that may affect PFSweb’s business, financial condition, and operating results, which include but are not limited to the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the Securities and Exchange Commission, to which your attention is directed. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.

During this call, we may also present certain non-GAAP financial measures, such as EBITDA, adjusted EBITDA, non-GAAP net income, service fee equivalent revenue, merchandise sales, and certain ratios that use these measures. In our press release with the financial tables issued earlier today which is located on our website at pfsweb.com, you’ll find our definitions of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures, and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of investors and should be considered in addition to, and not instead of, GAAP measures.

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

At this time, it’s now my pleasure to turn the floor over to Mark Layton, Chairman and CEO of PFSweb. Mark, the floor is yours.

Mark Layton - PFSweb, Inc. - Chairman, CEO

Thanks, Garth. Good morning everyone. Appreciate your time this morning. I’d like to welcome you to our 2012 first-quarter conference call. As we have in years past, Tom Madden, our Chief Financial Officer, Mike Willoughby, our President, are with me this morning. We’ll begin with providing you some prepared comments with an overview of our financial results and some color to shape the first quarter. After that, we will be available for questions.

As you review our financial results that we issued this morning for the first quarter of 2012, along with the results from quarter four of 2011, I’m most excited and focused on the strong service fee revenue growth and the resulting improvement in adjusted EBITDA that we are experiencing. These results provide us with good visibility into both the positive impact that increasing economics of scale provides, as well as the encouraging results we see and the overall financial viability of our business model. Scale and financial model viability are clearly important milestones for our business, and we are encouraged to have been able to eclipse these points during the past two quarters.

As we look to the future, we’re focused on developing incremental services that help us lengthen the client lifecycle and provide us higher-margin potential. In doing so, we believe our business model will benefit further from being better equipped to absorb volatility in revenue that occurs from the changes and our loss of certain client activities.

It’s very encouraging to see the strong service fee revenue growth posted in Q1 of more than 50% when compared to last year. This growth is attributable to the ramp-up of new client agreements that we’ve announced over the last year, along with organic growth from various clients. We are also undertaking certain activities aimed towards improving the quality and efficiency in our operational performance. The resulting improvements we have experienced in service fee gross margin was offset by some lower margin activity from certain other new clients, but collectively these factors have directly led to an over 475% increase in adjusted EBITDA, when compared to the first quarter of 2011.

This past quarter, we successfully relocated to our new headquarters in Allen, Texas and to a new Dallas call center in the Downtown Dallas Corridor. While all moves are challenging, our team did a fantastic job making the transition smooth and with minimal issues. These new facilities provided us an opportunity to incorporate into our workplace the latest and highly collaborative and efficient space design. Also, our lease arrangements for both facilities provide outstanding flexibility to help us address need for additional space as may be required to support our future growth, as well as some rainy day flexibility that will allow us to reduce space as that might be required.

In order to stay ahead of the market and anticipate the needs of our clients, it’s important that we also continue to invest in new innovations. As I discussed last fall, we have begun development of a suite of additional service features that will allow us to make strides into the quickly evolving world of multichannel digital commerce. This is a new world of commerce without traditional channel barriers that allows the consumer the freedom to purchase when, where and how they choose. We are calling this additional area of services Infinite Commerce, and we will be branding the features under a product umbrella we have trademarked as iCommerce.

Key features of this suite of services will include cross or multichannel fulfillment capabilities, a product information management, or PIM, solution, multiple mobile commerce platform features, and many more functionalities. We expect to begin actively marketing these capabilities during 2013, and we believe this will be an important segment of our growth potential over the next several years.

As we look to the rest of 2012, our forecast for the year remains positive. The driving factors that will aid our continued growth will be new client programs that are currently in our pipeline, as well as organic growth from existing clients. The growth we experience by these new deals will be offset by approximately three to six client programs that we currently expect will conclude or significantly reduce operations during 2012. We also expect further reductions in product revenue due to the impact of the reorganization that we’ve covered over the last year, with our largest client relationship and our Supplies Distributors or Retail segment.

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

For fiscal 2012, we continue to target an approximately 20% increase in total service fee revenue. While we are continuing to make investment to support our growth and to innovate, we are currently targeting an increase in consolidated adjusted EBITDA to approximately $8 million to $10 million for 2012.

With that information as a backdrop of the quarter’s results and our outlook for the year, I’ll hand the call over to Mike to provide some more details on the business development side of our business and our business overall. Mike?

Mike Willoughby - PFSweb, Inc. - President, CIO

Thank you, Mark. Good morning everyone. As Mark just said, we’re very pleased with the growth we have shown during a time of year that is typically sluggish as direct-to-consumer brands regroup after the holiday season.

During this quarter, our service fee revenue growth was fueled by organic growth and new projects for current clients, as well as programs ramping up for clients implemented during the past 12 months. We see these solid growth trends continuing during the remainder of the year, partially offset by a few client transitions we mentioned on the last conference call. Our confidence in our Company’s growth engine leads us to reiterate the 2012 guidance, as Mark mentioned earlier.

As we noted in the last conference call concerning our performance during the holidays, we believe the positive performance and momentum demonstrated during this quarter shows the financial leverage we can obtain from ramping up new client agreements and adding higher margin client projects to our scalable business. Speaking of new agreements ramping up, many of our client programs that were launched over a year ago have started to reach their stride. These End2End solutions include the brands under the L’Oreal, Elizabeth Arden, Gerber Childrenswear and Starbucks agreements.

As just a quick update, the Gerber Childrenswear website, which we mentioned on the last call, is live, and sales are beginning to grow for this iconic brand new to the online world. This site highlights our ability to capture the in-store shopping experience and brand equity of our clients and translate that appeal into a convenient, easy-to-use, digital platform for their consumers.

One of the more recent client agreements we have been able to mention is Elizabeth Arden. Under this agreement, we launched a redesigned e-commerce site for all products under the Elizabeth Arden brand, including Elizabeth Arden skincare, makeup and fragrance beauty products, for which we are providing ongoing support for the direct-to-consumer e-commerce initiative. This site officially went live in the US at the end of March 2012. This is yet another master agreement that we are proud to acquire and it further distinguishes our company as a go-to service for companies who have multiple brands under their corporate umbrella.

These companies need a flexible e-commerce platform to support their multiple products and multiple brands. This agreement follows on the heels of our announcement last quarter disclosing our master agreement with L’Oreal. As a refresher, we have been working with them to roll out a series of brands utilizing the Demandware platform through a direct relationship with Demandware and utilizing the remainder of our End2End services, including high touch customer care, fully branded order fulfillment, comprehensive financial transaction management, and interactive marketing services.

The L’Oreal brands that we currently support are Kiehl’s since 1851, Lancome, YSL Beauty, and Giorgio Armani Beauty. We’re happy to report that we will be rolling out two additional L’Oreal brands sites which are expected to launch later in 2012. There’s also the possibility that another new brand site will be added to our implementation schedule this year, which would bring the total to seven client programs in the PFSweb L’Oreal portfolio.

Continuing the discussion of growth this quarter, one of the themes we’ve been repeating over the past 12 to 18 months on these conference calls relates to our efforts to continue to diversify our End2End e-commerce solution to include higher value and typically higher margin service offerings. I attribute to these new digital marketing offerings and e-commerce development services a material percentage of this quarter’s growth in current client projects, and our ability to protect our client engagements against the margin pressure that comes with the natural commoditization of some of our infrastructure related services such as call center and distribution services. Our clients not only tend to value these digital marking services very highly, providing these services also helps us assist our clients in driving organic growth in their online programs.

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

Looking out over the next 12 to 24 months, we will continue to evolve our offering to include new technology platforms and service offerings to keep our End2End e-commerce solution world-class, and to help us sustain our targeted gross margin performance for End2End solutions. To the extent we sign a few large single-silo deals per year, such as a fulfillment only engagement, we would expect those deals to fall at the bottom end or even somewhat below our targeted range of 25 to 30 points gross margin.

One of the factors affecting our annual net growth rate is the occurrence of clients renewing or extending contracts at expiration. Although we have a good track record of re-signing clients, we certainly have demonstrated an ability to expand client relationship programs over time. There is a natural lifecycle to these engagements, and one natural outcome of that lifecycle is terminated agreements. In March, we mentioned that we expect three to six brand agreements to conclude or significantly reduce operations during 2012.

Carter’s is an example of a brand in transition. As we stated last quarter, our Carter’s relationship has been a prime example of rapid joint success. After two years of rapid growth, Carter’s is now way ahead of where they originally planned with e-commerce sales for the full year 2012 expected to be significantly over $100 million.

Even though Carter’s didn’t forecast this type of rapid growth, they didn’t miss the opportunity because their e-commerce program was fully supported by the backbone of our End2End platform, which, as deployed for their program, is able to support their growth through the first half of 2012. This relationship is a perfect example of how important the scalability of our solution can be to our clients.

However, because of the rapid growth, which will naturally drive additional investments in physical infrastructure, Carter’s has begun the process of bringing portions of the solution in-house, beginning with fulfillment later this year. Last month, Carter’s formally announced the signing of a new lease for a new distribution facility, which supports their existing retail fulfillment operation and will support fulfillment for the online store. Although the Carter’s fulfillment business is a big contributor to our service fee revenues, we will continue to operate portions of the solution for Carter’s into 2013. We expect our sales pipeline to help soak up the capacity this transition will create in our Memphis facility.

I also want to reiterate that it is very critical that we assist our clients in these transitions in such a way that the program continues to grow and be successful under our joint operation, and ultimately even with a full transition to our clients. A successful transition leads to an ongoing positive reference from that client, and can even result in incremental business from that client in the future, such as a geographic expansion.

Clearly, the incidence of terminated agreements continues to put the spotlight on our business development efforts as we seek to sustain a high annual growth rate. We have a new business pipeline of over $50 million in average annual contract value, and we continue to have many new contract and client programs, the majority of which are End2End programs set to launch over the next six to nine months. These programs are for new or existing clients that span multiple industries, as we have continued to benefit from the emergence of several large product categories that are continuing to accelerate growth in the Web commerce space. These include fashion, health and beauty and consumer packaged goods, or CPG. These new programs, combined with the organic growth that we’re experiencing from existing clients, will help offset the 2012 impact of the three to six client programs that are wrapping up, and will help us achieve the targeted results indicated in our 2012 guidance.

Now I’ll turn the call over to Tom for a review of our financial results for the quarter. Tom?

Tom Madden - PFSweb, Inc. - CFO, Chief Accounting Officer

Thank you, Mike, and good morning everyone. I will provide further insight into our financial results for the March quarter reported earlier today, as well as further details on our outlook for the rest of 2012.

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

Total consolidated revenue for PFSweb in the quarter ended March 31, 2012 increased approximately 3% to $74.5 million compared to $72.4 million reported in the first quarter of 2011. This overall increase of 3% can be broken down into an increase of 50% in our service fee revenue business, which grew to $28.4 million as compared to $18.9 million for the first quarter of 2011. Of this more than $9 million year-over-year increase in service fees, over $5 million of that was derived from new client activity applicable to client programs implemented over the past 12 months. The remaining increase of approximately $4 million came from net growth of existing client programs.

The overall increase in our service fee revenue offset a decrease in our Business and Retail Connect Business segment, which includes our Supplies Distributors’ operations. Revenues for Business and Retail Connect was $34.7 million for the first quarter of 2012 as compared to $45.3 million for the 2011 first quarter. This decrease in the Business and Retail Connect business segment was primarily attributable to a decrease in revenue from our Supplies Distributors’ business activity. As we have indicated in prior quarterly calls, our largest client relationship in this segment proactively communicated to us last summer of certain realignment and restructuring activities that they are implementing in order to streamline their business. This has resulted in reduced sales volumes during the last couple of quarters, and we expect this trend to continue as we look to the future.

A relatively new term that we introduced further on our last conference call is service fee equivalent revenue. For those of you who aren’t familiar with this metric already, let me give you a quick explanation again. While most of our client arrangements are conducted under a service fee model basis, we do have a few client arrangements under which we take ownership of the client’s products and as a result, record product revenue on our books. In an effort to combine these operationally similar but financially different models, we have presented service fee equivalent revenue, which combines service fee revenue with the gross profit dollars earned on theroduct sales. In essence, we are treating the gross profit dollars as these service fees we would have normally earned under the arrangement had we not taken title to the inventory. On a going-forward basis, we will be presenting this service fee equivalent revenue as a component of our reported performance.

For the quarter ended March 31, 2012, our service fee equivalent revenue increased 44% to $31.2 million as compared to $21.7 million for the same period in 2011. This increased percentage was lower than our pure increase in service fee revenue, because the service fee equivalent calculation also considers the gross profit dollars earned on our product sales, which stayed relatively flat on a year-over-year basis.

Our consolidated gross profit for the first quarter of 2012 increased to approximately $10 million, or 15.8% of net revenues, excluding pass-through revenue, as compared to $7.9 million or 12.4% of net revenue, excluding pass-through revenue, in the first quarter of 2011. This improvement was primarily due to business mix as the revenue from our lower gross margin business declined on a year-over-year basis.

The gross profit percentage for our service fee business was 25% in the March quarter of 2012, as compared to 27% in the same period of the prior year. The gross profit percentage performance for the first quarter of 2012 was at the lower end of our targeted range of 25% to 30%. However, the percentage did improve somewhat in comparison to the last several sequential quarters due to improved operating efficiencies.

Our gross profit percentage for the Business and Retail Connect product revenue was 8.2% in the first quarter of 2012, which was an improvement from the prior-year performance of 6.2%. The March 2012 quarter included the positive impact of incremental gross margins earned related to price increases, as well as the impact of certain incremental inventory cost reductions, both of which did not occur at similar levels in the prior-year quarter.

SG&A for the quarter increased by approximately $1.6 million to $10.9 million, as compared to $9.3 million for the same period a year ago. This increase is partially attributable to increased infrastructure and investments we are making to support our growth. However, two other more significant components of the SG&A increase which we discussed with you during our last earnings call include $0.5 million of costs related to a lease termination on an equipment lease, and $0.6 million of move related expenses, including duplicate facility rent costs as we prepared our new facilities for occupancy and certain other moving related costs, which although generally being funded by the landlord in tenant improvement allowances, has to be recognized for accounting purposes as expense in the period incurred. We do expect to have approximately $0.3 million of remaining move related costs during the June 2012 quarter.

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

After considering all these items, our consolidated adjusted EBITDA, which excludes the impact of these two incremental SG&A costs referred to previously, was $2.6 million in the first quarter of 2012. This reflects a significant increase from the $0.5 million reported in the same period of the prior year. For the first quarter, we had a net loss of $1.3 million or $0.10 per basic and diluted share, compared to a net loss of approximately $2.3 million or $0.19 per basic and diluted share for the same period last year.

The net loss for the first quarter of 2012 did not include any impact from discontinued operations related to eCOST.com, which we sold in February 2011. The prior-year March quarter included a loss from discontinued operations of $0.6 million.

Note that, on a non-GAAP basis, which is calculated excluding the impact of stock compensation charges, move related costs, lease termination costs, and discontinued operations, we earned $0.1 million of non-GAAP net income during the first quarter of 2012, as compared to a non-GAAP net loss of $1.4 million in the same quarter of the prior year, so a significant improvement on a year-over-year basis.

We continue to maintain a solid financial position with total cash and restricted cash as of March 31, 2012 of approximately $18.4 million. As expected, we did see a significant drop in our Accounts Receivable balance this quarter. Overall, our trade A/R dropped approximately $11 million as compared to the December 31, 2011 levels, primarily related to a reduction of A/R applicable to our service fee business following the December quarter holiday spike volume.

We also had a significant increase in property and equipment during the quarter. Most of this increase is related to the new headquarters and call center operations. While the net operating cost per square foot of these new facilities will be relatively consistent with our prior rental costs, as we discussed last quarter, there are some nuances related to the accounting treatment for these leases.

First, both leases provide for tenant improvement allowances from the landlords. These tenant improvements are expected to total over $6 million in aggregate for both locations. While the tenant improvements are generally being funded by the landlords, from an accounting standpoint, we have recognized the full amount of these tenant improvements as capital expenditures in our property and equipment account, and have recorded a corresponding deferred rent credit. The property and equipment portion will be amortized over the useful life of the related asset into depreciation expense, and the deferred rent credit will be treated as a reduction in rent expense on a straight line basis over the lease terms.

In addition to these capital expenditures related to tenant improvements, we also had other capital expenditures and capital leases totaling approximately $4 million during the March quarter to support internally developed software activity, technology, call center and distribution equipment and furniture and fixtures. These investments have been funded generally by equipment financing and/or client reimbursements.

As you may recall, in December of 2011, we issued a press release regarding a PFSweb share repurchase program, which authorized the Company to purchase up to $1 million of shares in the open market. While we continue to closely monitor the activity of our shares, as of today, we have not yet repurchased any shares.

As we now look to 2012 guidance, we continue to target service fee equivalent revenue growth of 20% as compared to 2011 levels. As Mark indicated earlier, we do believe our service fee revenue will be impacted later in the year by client programs that we are currently expecting to conclude or significantly reduce operations. We expect the gross margins for our Service Fee segment to remain approximately 25% though, as Mike indicated earlier, we are looking for opportunities to improve on that with some higher gross margin value-added services.

We also expect SG&A to increased somewhat from 2011 as we continue to support our continued growth, and we do expect depreciation expense to increase year-over-year in relation to the higher level of capital expenditures made in 2011 and forecasted for 2012, including the depreciation on the tenant improvements to the new facilities.

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

For our Retail and Business Connect segment, we expect product revenue to decline year-over-year for the remainder of 2012 to approximately $115 million to $125 million for the year. This decline, which is somewhat higher than what we communicated in March, is a result of the continued restructuring and reorganization activities of our primary client in this business. We believe the impact of these revenue reductions will be partially offset by the improving gross margin percentages we currently expect to earn in this business during the year with an overall target of approximately 8% as compared to approximately 7% in 2011.

On an overall aggregate basis, with the various business segment components I just discussed, we are continuing to target an increase to our service fee equivalent revenue of approximately 20% for 2012, as compared to 2011, and an improvement in adjusted EBITDA to $8 million to $10 million.

Now, I’d like to call back over to Mark for some closing comments.

Mark Layton - PFSweb, Inc. - Chairman, CEO

Great, thank you, Tom. I hope our prepared remarks today have provided you some good insight into the advancements of our business and the significant growth opportunities that we believe PFSweb has as we head into the rest of 2012.

Seeing the success in the launch of great client names like L’Oreal and Elizabeth Arden, Columbia Sportswear, Salomon and so many others, and watching many of these clients’ businesses experience strong growth as a result of the new technology platform, marketing programs and site features that have been implemented is very rewarding, not only for our clients but for all of us here at PFSweb. It’s fun times, lots of stuff going on, we look forward to continuing to update you on our progress.

That concludes our prepared comments this morning. And operator, we are now available for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Mark Argento, Craig-Hallum.

Mark Argento - Craig-Hallum Capital Group - Analyst

Congrats on a nice quarter.

Mark Layton - PFSweb, Inc. - Chairman, CEO

Thank you.

Mark Argento - Craig-Hallum Capital Group - Analyst

Just a couple questions. First, on the services customer roster there, could you just remind me if you have in front of you total number of customers and if you could split that between the End2End and the maybe one-off, or specific services, if you have that handy?

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

Mike Willoughby - PFSweb, Inc. - President, CIO

Sure. Hey Mark, this is Mike. So the terminology that we’re using is client programs, which can be or give the client a certain geography or a certain brand under, say, a common corporate umbrella just so we make sure we stay consistent quarter to quarter. The number of client programs that we’re currently operating that are live is 62. Of those 62, 22 of those are End2End and 40 are either single-silo or multiple silos, but don’t include reselling the e-commerce technology platform. So 35% are End2End and 65% are either these multi-silo or, as I said, single-silo.

Mark Argento - Craig-Hallum Capital Group - Analyst

How many parent company relationships do you have in the 62?

Mike Willoughby - PFSweb, Inc. - President, CIO

So generally, it’s difficult to group it in just because of the way that certain companies structure themselves, but on the order of 30 to 35 of those are top level, sort of corporate enterprise type agreements.

Mark Argento - Craig-Hallum Capital Group - Analyst

Great. That’s helpful. Then in terms of the pipeline of new business or RFP activity, any metrics you could put to that or color you could provide us there?

Mike Willoughby - PFSweb, Inc. - President, CIO

Sure. So we quoted around $50 million in new business pipeline. Average annual contract value is the way we measure it. Interestingly, apparel and accessories continues to be our number one vertical within our pipeline, followed by health and beauty. That’s been very consistent over the past couple of years. Currently in our pipeline, or actually the number three spot, is now home and housewares, which reflects a couple of opportunities that are specializing in that and also a couple of opportunities where the product mix is predominantly home and housewares. That moves right now CPG, including food and beverage and nonfood products into the number four slot. I don’t expect that to be a trend that continues. I think it’s probably just a quarter, maybe one or two quarters where we’ve seen that blip. But it’s interesting to see that move up into the number three spot, which is good for us. It’d be nice to add that vertical, a couple of key clients in that particular product segment, so it’s kind of an exciting development for us.

Mark Argento - Craig-Hallum Capital Group - Analyst

I know in the past, or in 2011, and you guys were focused on some larger food and beverage clients, I think some of which you’ve landed, one of course Starbucks. Any color on some of the unnamed clients there, and are you ramping — actively ramping there? Is that a growth area for you?

Mike Willoughby - PFSweb, Inc. - President, CIO

Well, I think last quarter we did announce that two branded sites for a large CPG food manufacturer went live during the holiday season. This last quarter would have included a full quarter of service fee revenue from that client, although it is ramping up as the business grows. So, we would expect a full year of contribution from them, but also a full year of increasing growth contribution from them.

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

CPG still continues to be a big portion of our pipeline, although I would say that, right now, it’s more nonfood in the pipeline right now than food products, which is, once again, probably just a variation in activities that we see coming in. We’ve got obviously a very strong showing right now with that category and once we’re able to announce that relationship, which we hope to be able to do that fairly soon, I think you’ll see that particular manufactured brand name goes very nicely along with our portfolio along with Starbucks, Procter & Gamble, some of the other large brands that are in that segment.

Mark Argento - Craig-Hallum Capital Group - Analyst

Yes, that’s helpful. Then, Tom, this is a question for you in regards to the service fee equivalent numbers. So simply put, in the quarter, you guys did — I believe you did, what, $34.7 million in product revenue? We’re just taking 8.3% of that which is your gross profit. That’s our service fee equivalent revenue number when you’re doing your calculation?

Tom Madden - PFSweb, Inc. - CFO, Chief Accounting Officer

That’s the service fee equivalent revenue on that piece of the business. And then you would add that to the traditional service fee revenue to get our total service fee revenue equivalent amount.

Mark Argento - Craig-Hallum Capital Group - Analyst

So roughly in the quarter about $2.9 million in service fee equivalent revenue coming from the products business? That’s the — that’s the math?

Tom Madden - PFSweb, Inc. - CFO, Chief Accounting Officer

That’s right. Then you’d add that to the $28.4 million that we had for our service fee revenue.

Mark Argento - Craig-Hallum Capital Group - Analyst

Sure. So roughly, it’s like 10% of the combined number, maybe a little bit less than that, on a blended basis.

Tom Madden - PFSweb, Inc. - CFO, Chief Accounting Officer

That’s correct.

Mark Argento - Craig-Hallum Capital Group - Analyst

When you guys — in terms of the operating profit that you’ve assigned to that, is it then a similar 25% to 30% gross margin on that number? I’m just trying to get a better idea of the profitability contribution from that part of the business.

Really, the question is more focused on you guys are growing 50% plus on this e-commerce services business. With the stock trading at six times fiscal 2013 EBITDA, I’m trying to grasp different reasons why that is, especially given how dynamic that business is. Trying to better understand — when you layer in the products — GAAP revenue on the product side, you guys are kind of flattish on a revenue basis. Does it make sense to continue to keep that business under the PFSweb umbrella? Does it really contribute that much profitability? Because I feel like we’re maybe giving up some significant valuation here on this one just as a result of that business.

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

Mark Layton - PFSweb, Inc. - Chairman, CEO

This is Mark. Mark, I guess there is a couple of questions that you deal in there. First of all, obviously we don’t comment on individual client profitability or growth, so I’ll steer a little bit out of that in there. But you can suffice it to say that particular area is at the upper end of the range, and as a result it is still meaningful business for us. It’s a client that — I mean really the foundation of it was our first large services client that we did — that we landed back in 1995. It’s an important relationship for us. I don’t think that it’s a fait accompli that this business. It’s just simply going to dwindle away to nothing. They are certainly in a reorganization mode and focusing.

The fact that Ricoh Corporate is now the parent of the largest customer at this particular segment in there opens up other doors of opportunity for us with them as we continue to become familiar with a new group of people on their executive management side in there, so I think it’s a client that, for our B2B business, could be a potential upside for us down the road. Obviously, no way to know with that, but, again, it’s important that we are clear that people understand the financial metrics in the way that you just described it where it’s just important to focus on that particular segment of our business as service fee equivalent.

I can make a top 10 list of things I don’t like about GAAP reporting activity out there, but this is one of the things that is a bit confusing in terms of the way we have to recognize product revenue as a result of the way that business is financially structured. But, again, I want to reiterate it’s an important piece of our business and I think the financial metric everybody should focus on is that gross margin and as we call it, service fee equivalent when you combine it with the service fee side.

Mark Argento - Craig-Hallum Capital Group - Analyst

Any chance of recasting that relationship so you’re not having to book the gross revenue to skew the numbers? Because I think, clearly, like I said, you guys are growing the service fee business so rapidly, I don’t understand the multiple that the Street is giving you guys. I guess you’re not in the business of commenting on valuations, but when I’m looking at this business, I’m wondering if that’s one of the items here. It’s not — doesn’t screen well. People don’t understand what the real dynamic is there. So any chance of — is there the opportunity to recast that business in terms of the buy/sell part of the equation there?

Mark Layton - PFSweb, Inc. - Chairman, CEO

There’s no discussion in that mode at this time. So part of our — the way we competitively differentiate ourselves, Mark, is through the flexibility that we provide to our clients. This is a model that this client has chosen to work under, and we do see other clients who have utilized this type of model as well, particularly in Europe where the licensing aspects in each of the countries are difficult to obtain and so we provide to them a structure that allows them to sell in each of the countries. So anyways, right now, I don’t see a change on the horizon, but we’d be open to that if the client wanted to pursue that. It might change in the future, but I understand your point. We just need to focus on the service fee equivalent.

Mark Argento - Craig-Hallum Capital Group - Analyst

Sure. Fair enough. Shifting gears, on the cost side of the equation. Tom, can you better — so that the SG&A that you guys book, some of that’s clearly corporate overhead, and then the other piece of that — is that non-allocated expenses for client contracts that are just getting underway that haven’t generated revenue yet so you don’t have the corresponding cost of goods there? If you could help me better understand the SG&A line a little bit, and some of the major components there, that would be great.

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

Tom Madden - PFSweb, Inc. - CFO, Chief Accounting Officer

Sure. Again, as you indicate, a good chunk of it is corporate overhead type items. But we do have costs that we try to go through on a pretty detailed basis and allocate as much directly attributable costs to the clients to our cost of fee component. But there are certain costs that just don’t end up in that bucket or that we incur costs in advance of client contracts actually going live and start producing revenue, so we do have some of that cost that would end up in our SG&A bucket, as opposed to cost of fees.

Mark Layton - PFSweb, Inc. - Chairman, CEO

So items like human resources we don’t allocate. Our base IT infrastructure doesn’t get allocated. Also in that component, Mark, are items of excess capacity. So, we may have a situation where a client arrangement ends, and we might have certain thousand square feet of distribution space or call center seats that have not yet been reallocated to other client. So you have that available capacity falls in that overhead number as well.

Mark Argento - Craig-Hallum Capital Group - Analyst

Great. Thanks, guys.

Operator

(Operator Instructions). Marco Rodriguez, Stonegate Securities.

Marco Rodriguez - Stonegate Securities - Analyst

Most of them have actually been asked and answered, so just a few follow-ups, if you will. In regard to that large CPG vendor that started late November, early December, you provided some commentary that it’s ramping up here. Has the ramp met current expectations? Any more color in regard to that?

Mike Willoughby - PFSweb, Inc. - President, CIO

Sure. I think that the particular client was on a very old platform for one of the brands, and the other brand was supported on a platform that while it had been deployed earlier still wasn’t world-class at all. And so our client had a forecast this year that to an extent was a bit of a shot in the dark in that they didn’t necessarily know what their brand would be able to do with world-class infrastructure underneath it. So I think it’s met their expectations, maybe it even actually exceeded maybe the forecast that they had coming into the year. But we’re going to have to use this first half of the year, maybe even going into third quarter, as a way of triangulating on what this really business really has the potential to do. As they really start to spend marketing dollars that are targeted around the features that are in this site, particularly both of these sites have new continuity features built into them that allow consumers to sign up for a product that is shipped periodically. They’re currently not doing much marketing around that, particularly around the things you do to customize within that continuity program. So as those marketing dollars start to free up and be invested, I think we will start to get an idea of what the real potential of the program is.

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

My hope is that we’ll exceed their expectations materially, and even possibly see an upside on that particular part of the business as we go into the last part of the year, into 2013. Both our brands are great brands. When we are able to announce them, I think you’ll recognize them as being household name brands and have been underperforming up to this point.

Marco Rodriguez - Stonegate Securities - Analyst

Okay, that’s helpful. Then you guys mentioned adding in incremental type services. I wanted to confirm these new services that you talked about, you described in your prepared remarks, that’s going to affect revenues in the fiscal 2013, more than likely the second half of the year. Did I understand that correctly, or is there going to be some sort of an impact in fiscal 2012 with different types of services as well?

Mark Layton - PFSweb, Inc. - Chairman, CEO

Yes. Marco, this is Mark. As I stated in the prepared comments, we don’t actually plan to begin to actively market this until 2013, so I would expect, much like we saw with our interactive marketing services area when we began our digital agency services about a year and a half ago, that you’ll see a ramp-up period. So I’m not even sure I’d expect any material contribution or significant contribution even in 2013 at this point, based on where we’re at from a development perspective with things. I’ve given more flavor about where we are making R&D investments and the time line as things come. There’s a lot of this whole multi-channel digital fulfillment area that requires a lot of technology development and will support things from there. Then we go from there.

I didn’t mention it in the prepared comments, but we would include the global expansion aspect of things in this area as well, because many of our clients now want to leverage the investment that they have made and the technology front end is simply deploy a different language set, different payment processing methods, and begin to sell product from a global perspective. Obviously, many of the global markets just don’t have the size to warrant us being able to build infrastructure in-country. So, you’re going to see us work in a more digital fashion there, where we continue to host the technology and the backbone, the transactions, but we might do a hand-off to certain local providers in those marketplaces that are there, allowing us to oversee the quality of the work that they do, ensuring the consumer gets the experience that our client expects, but avoiding us making what won’t be economical infrastructure investments in countries whose markets just aren’t large enough right now. So it’s really — I’m outlining or laying out how the future looks as we look over the next several years. It will be some time before we would expect to see any significant revenue contribution from those pieces of the business.

Marco Rodriguez - Stonegate Securities - Analyst

Got it. Okay. Then, Tom, I’m not sure if I missed this in your prepared remarks, but did you break down the service fee revenue makeup between new service contracts, changing, existing clients?

Tom Madden - PFSweb, Inc. - CFO, Chief Accounting Officer

Yes, I did. So the increase on a year-over-year basis was about $9.4 million, or $9.5 million. Of that, between $5 million and $6 million was applicable to new client activity, and the remainder was applicable to net growth in existing client relationships.

Marco Rodriguez - Stonegate Securities - Analyst

Got it. What was the cash flow from operations and CapEx in the quarter?

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

Tom Madden - PFSweb, Inc. - CFO, Chief Accounting Officer

Hold on one second.

Marco Rodriguez - Stonegate Securities - Analyst

Hello?

Mark Layton - PFSweb, Inc. - Chairman, CEO

Hang on a second, Marco, he is looking.

Tom Madden - PFSweb, Inc. - CFO, Chief Accounting Officer

Cash flow from operating activities was $17.1 million for the quarter, and purchases of property and equipment was $7.6 million. So, again, we benefited quite a bit this quarter from a reduction in our Accounts Receivable balance from revenue related to the service fee business, and the drop from the seasonally high spike volume in the December quarter to still a strong but lesser amount in the March quarter.

Marco Rodriguez - Stonegate Securities - Analyst

$17.1 million for cash flow from operations for the quarter?

Tom Madden - PFSweb, Inc. - CFO, Chief Accounting Officer

Yes.

Marco Rodriguez - Stonegate Securities - Analyst

Okay. Then I was just wondering if you could maybe provide a bit more color in regard to the cash flow again. I know obviously adjusted EBITDA is a proxy a lot of people like to use, but they’ve been somewhat divergent in the last couple of years, your adjusted EBITDA growth versus your cash flow growth on the cash flow statement. How should we be thinking about that, going forward?

Tom Madden - PFSweb, Inc. - CFO, Chief Accounting Officer

We try to finance our capital expenditures with funding by external parties. So for the most part, that ends up being reflected in our net income result for the period as we amortize that on a generally similar basis with the funding requirements of the related equipment. So we generally look at is the net income result of the business as being a key component, and then look at some of the non-cash components of that like stock comp charges and one-off type items that would come into play that are not recurring in nature. So I think that, from a cash standpoint, net income can be used a little bit better as an indicator as opposed to pure adjusted EBITDA, because of the way things are done differently from a financing standpoint and some of our capital expenditure requirements.

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

Marco Rodriguez - Stonegate Securities - Analyst

Okay, so are you implying that — I mean you’ve got some decent growth metrics going forward. It kind of sounds like your net income has been improving here year-over-year. So assuming that that trend continues, you’re expecting more of a positive cash flow from operations this year?

Tom Madden - PFSweb, Inc. - CFO, Chief Accounting Officer

Overall, from a cash standpoint, not necessarily just from operations. If you look, you’ve got the operations and then investing activity and financing activity. If I look at all three of them together, I would say that our cash activity will be improved from where it was in 2011 because of improved bottom-line fundamentals in the business as well as some of the things that are happening from an equipment standpoint and financing standpoint.

Marco Rodriguez - Stonegate Securities - Analyst

Okay, great. Thanks a lot, guys.

Operator

Alex Silverman, Special Situations.

Alex Silverman - Special Situations Fund - Analyst

Can you give us a sense of what you’re budgeting for iCommerce development in 2012, and if you have any sense in 2013?

Mark Layton - PFSweb, Inc. - Chairman, CEO

Yes. I would say that particular piece would be in the $1 million to $2 million range, in terms of investment. A lot of that will be internal resource type thing. It’s not necessarily infrastructure or equipment. It’s more software development and feature and functionality development.

Again, we’re focused on, in many cases in here, aligning best-of-breed providers in each of the categories of pieces that are there, not necessarily on trying to develop a suite of software capability ourselves. So a lot of this we see still integration with the Demandware platform. It would be unlikely, as an example, that we would go and create a new product information management system, or PIM, ourselves. There’s a lot of third-party providers who have attractive products that we might look to integrate into our End2End, or what we’ll now call our evolving iCommerce solution in the future. So again, continue to see us as an integrator in the developing of technologies that digitally integrate these platforms, not necessarily a traditional software development firm.

Alex Silverman - Special Situations Fund - Analyst

Is there an opportunity to acquire any new small players?

Mark Layton - PFSweb, Inc. - Chairman, CEO

Possibly.

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

Alex Silverman - Special Situations Fund - Analyst

Okay. Do you view this as defensive in the sense that it makes it harder for an established client to leave you guys, or do you view it as something to attract clients? It doesn’t sound like it’s a big revenue opportunity, necessarily.

Mark Layton - PFSweb, Inc. - Chairman, CEO

I think, in the long run, I think it’s got significant potential from a revenue standpoint. It’s just the evolving nature of the industry at the time it’s going to take to do this. You’ve got the Spirit systems — the business challenges that our clients deal with really center around three areas, from my perspective.

One, consumers are increasingly enabled, through devices that they carry, to make decisions about when, where and how they want to buy. Secondly, manufacturers have a continuing conundrum of trying to be certain that the right inventory is in the right place at the right time to meet that consumer’s demand, and to the extent that technology allows them to diminish the challenges with that, because I might be standing at a retail store shelf looking for a particular size or color, and I can’t find it then but I’ve got a device in my hand that allows me to see that it’s down the mall, or I could have it delivered tomorrow to the house, or I could pick it up at a store across town, capturing that sale at that point in time allows them to rationalize inventory and diminish transfers across channels, and things along that line.

The third area has to do with the fact of where does the rich content media reside? All of these transactions, in order to facilitate a consumer being able to buy when, how and where they want are predicated on the fact that the rich content media has got to be able to be delivered to the device that the consumer is using at that point in time. We don’t want to end up with redundant product information or rich content media databases sitting out there. So what we’re seeing is that rich content media, for the most part, has been developed alongside the expansion of their e-commerce site. So the fact that a lot of this data now resides in the Demandware database, or adjacent to the Demandware database already puts us in a situation where we are in control of a lot of the data around that particular transaction. So it becomes a natural for us to be a deliverer of that type of information to different platforms as you look to the future.

So I think you’ll see an industry that might reduce dependence on our own physical infrastructure over time, but a dramatically increasing potential for us to fulfill through other avenues or to facilitate transactions for a product that might be sitting on retail shelves in different locations and gets fulfilled that way, really rationalizing the whole supply chain aspects of things here.

Alex Silverman - Special Situations Fund - Analyst

That’s very helpful. Thank you. Switching gears, the three to six clients — Carter’s is sort of outgrowing you guys. How would you describe the others that are leaving, or that are coming down in size?

Mark Layton - PFSweb, Inc. - Chairman, CEO

Okay, you stated that Carter’s is outgrowing us. I don’t — I think we just reached a milestone. It was a situation where we incubated this particular deal, and then actually set it on a platform for its really sharp growth period that was out there. The next step, because of the significant spikes in this particular business, was going to require a very substantial capital infrastructure outlay in order to make it work. When you reach something of this size in there, you end up in a scenario where it’s not that they outgrew our capabilities, it just became a scenario where, combined with what Carter’s strategy was for their own retail business, it made sense for them to create their own economies of scale to put those two businesses together and it helps, back to my point earlier, of rationalizing whether they can operate off of one inventory platform, or one inventory pile instead of multiple ones. So it makes the merchandising effort a little easier for them going forward.

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

So anyways, don’t take that as defensive, but I wouldn’t view it as outgrowing our infrastructure by any means. We certainly could have provided for them going forward, if it had made sense. Some clients don’t have their own infrastructure at all, so they would have simply moved forward with us in this particular mode. Carter’s has a strong operational backbone as well. It’s just the factors with that particular client.

Alex Silverman - Special Situations Fund - Analyst

Understood.

Mark Layton - PFSweb, Inc. - Chairman, CEO

Other clients that are leaving or things that are I’d kind of put in the basket of due course of business activity that’s out there. Some of it’s competitive from a pricing standpoint. We’ve looked at particular deals in here, have made conscious decisions about whether we want to continue or operate at a price level. So I would categorize those as I would say we have each year some due course of business ones, and most of these are ones where the attractiveness of continuing the relationship didn’t lead us to be overly eager in discounting pricing further.

Alex Silverman - Special Situations Fund - Analyst

Is it fair to say that several of them are client wins from past years that just haven’t succeeded? Either they’ve chosen not to emphasize e-commerce or they haven’t ruled out as — they, the client, has not rolled out as expected?

Mark Layton - PFSweb, Inc. - Chairman, CEO

I think it’s some of both. You have a couple where the investments haven’t been made in a manner that’s been successful that would allow the site to grow, so it’s kind of meandered along. The financial justification for the client may not make sense, at least in the way it sits right now. You have others where the characteristics of the business, as described initially, were miles away from the characteristics of where the business either was or be evolved to. So you end up with financial dynamics that don’t necessarily make sense under the original structure. So as we went to look to adjust those things in there, you end up with either a competitive opportunity for somebody to come in and try to price it less and/or friction in terms of the negotiation aspects of it. So I would say that one of the clients fall in that category.

Alex Silverman - Special Situations Fund - Analyst

That’s helpful, thank you. The $50 million pipeline, Tom, can you give us a sense of how much fell out, and how much was added during the quarter, roughly?

Mike Willoughby - PFSweb, Inc. - President, CIO

Sure. One of the things that we have commented in the past on is the churn in the pipeline. That’s about $6 million. So the pipeline number remained constant from quarter to quarter, but we saw added and dropped that’s total change around $6 million.

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

Tom Madden - PFSweb, Inc. - CFO, Chief Accounting Officer

Recognize that we’ve only a short period of time here since our last call, so we were discussing some of this at the end of March versus here, early May time frame. So not a lot of churn at this point in time.

Alex Silverman - Special Situations Fund - Analyst

The $6 million that came out, how much of that was one versus not?

Mike Willoughby - PFSweb, Inc. - President, CIO

Let me see. In this short quarter, that churn is all — let’s see — three dropped and one would have progressed into our stage 5.

Alex Silverman - Special Situations Fund - Analyst

Okay. My last question, historically, the fourth quarter, from a seasonal standpoint, has been a third or more of your revenue. Given the extremely strong first quarter, how do you see the linearity of the year for service reps?

Mark Layton - PFSweb, Inc. - Chairman, CEO

That’s why we reiterated our guidance for 2012. I’d stay focused on that. I think that, based on the changes, obviously if Carter’s transition goes in the manner that we’re talking about here, and some of the other client changes that we just discussed in there, I would not expect the spike to be near as significant this year in the fourth quarter as we’ve seen. Now, that may change with other new business or client programs from an organic standpoint that take off from there. So obviously, we’ve seen in Kate Spade last year, and Carter’s the year before, two sites that grew very rapidly during very short periods of time from that. So that kind of thing can happen but based on what I know right now, I think we believe that the fourth quarter will not be a significant spike. That’s why we’re back to reiterating what we think for the year in terms of the guidance that we put out several weeks ago.

Alex Silverman - Special Situations Fund - Analyst

My last question, as the pick and pack goes away for Carter’s, how much in the way of costs go away as well?

Mark Layton - PFSweb, Inc. - Chairman, CEO

There are a significant number in terms of costs that are just variable in that activity that will go away. The distribution space is not one. We will continue to have that space. Although, as Mike said, I think we hope that with some of the pipeline activity and deals that we see out there that we will soak most of that up. At least that’s our plan at this point there, so you’ll see some transition in that, but you will see some costs come out, sure.

Alex Silverman - Special Situations Fund - Analyst

Great. Thanks guys.

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

Operator

The Glenn Primack, PEAK6 Investments.

Glenn Primack - PEAK6 Investments LP - Analyst

My first question is on the world-class infrastructure that is already in place. If I look at the existing market cap of like $50 million and, I don’t know, stock price of let’s call it roughly $4.00, and I see what Carter’s is investing in their warehousing capability, is that a decent number to go with in terms of trying to figure the replacement value of your infrastructure, or is that pretty conservative?

Mark Layton - PFSweb, Inc. - Chairman, CEO

I don’t have a lot of detailed information about specifically what Carter’s is doing, so I’d be hesitant in terms of trying to make any comparison with that at all.

Glenn Primack - PEAK6 Investments LP - Analyst

I just looked within the press release that they had, and they were going to spend an additional $50 million on —

Mark Layton - PFSweb, Inc. - Chairman, CEO

Yes, I mean —

Glenn Primack - PEAK6 Investments LP - Analyst

I don’t know the exact components, to your point, but I’m just trying to gather if someone wants to try to re-create what you already have in place with call center and DC capability and all the bells and whistles.

Mark Layton - PFSweb, Inc. - Chairman, CEO

There’s no doubt the re-creation value is expensive. That’s one of the significant barriers to entry in terms of our business model that there, is that we have the benefit of what’s now roughly almost 20 years of infrastructure investment, some of which is continuing the need to be polished and refurbed as we move forward with that. But the replacement value and the cost to rebuild the business is definitely significant. I think Carter’s is a project you will look at. I don’t know that what they’re going to create is necessarily like what we have, but certainly — and that includes their retail component, which is not a piece of business that we were doing for them in there, but it speaks to the significance of the investments necessary inside these distribution facilities for the technology to move the types of volumes, and meet the consumers’ expectations of same-day, next-day type delivery aspects of it. These are large machines. They are expensive to engineer and install, but they’re necessary to move the volumes that are involved in these types of businesses.

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

Glenn Primack - PEAK6 Investments LP - Analyst

Okay, great. I commend you on going forward in terms of trying to put together additional parts to the model that would have a much higher return on invested capital. That said, as you look into the rest of this year and 2013, I don’t know how much was in that cost of goods sold. There’s front-ending of expenses that are going to support a contract, but it seems like just a lousy 1% increase in your service fee margins is a couple of pennies a share to earnings. Is that the right way to look at? I know that there’s revenue growth looking out over the next couple of years, but boy just a little bit on the margin front seems to fall through to the bottom line.

Tom Madden - PFSweb, Inc. - CFO, Chief Accounting Officer

We understand that. Obviously, taking that 25% margin on our service fee business up by 1 point or 2 is $1 million or $2 million of incremental profit that we can report. As we went through last year with some of the high-growth activity in the clients, we did make some additional investments. Those investments continued to occur this quarter to a certain extent as well. We’ve got a mixed situation here where we’ve got some client activity that is coming on board that is at this higher-margin level, because of the value add that we’re providing. And then it’s offset somewhat by some of the more commoditized type components that we have with the DC and call-center activities. So it is a continual focus for us. We’ve got all our operational team really looking to make sure that we’re building everything as properly as we can and ensuring that we’re being as efficient as we can in the fulfillment of our client responsibilities. But it’s a good point.

Glenn Primack - PEAK6 Investments LP - Analyst

Great. Well, good luck and I hope to see you at that e-retail show in Chicago.

Operator

George Walsh, Gilford Securities.

George Walsh - Gilford Securities - Analyst

A Good morning, gentlemen. Just quickly, the Carter’s transition, is that something that really starts to hit more in Q3 and Q4, or Q2 and Q3? Where it begins?

Mark Layton - PFSweb, Inc. - Chairman, CEO

Q3. That would be the expectation right now.

George Walsh - Gilford Securities - Analyst

Okay, good. Just a quick balance sheet question, you may have covered this, but I want to clarify. The line item on liabilities, current portion of long-term debt and capital lease obligations of 15.6 versus 23.9 at the end of the year. Could you just review that a bit?

Tom Madden - PFSweb, Inc. - CFO, Chief Accounting Officer

Sure. a big component of that reduction is related to some financing, asset based lending financing that we have in place with Comerica. As we had our seasonal spike in the December quarter, and our receivable balance was quite a bit higher, we were funding some of those receivables through that debt instrument. As those receivables came back down, we were able to reduce that component.

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

George Walsh - Gilford Securities - Analyst

Okay. So it’s directly related to the receivables line. Okay.

Tom Madden - PFSweb, Inc. - CFO, Chief Accounting Officer

Yes, most of it. Yes.

George Walsh - Gilford Securities - Analyst

Okay. The deferred rent line — that was the CapEx you mentioned during your remarks?

Tom Madden - PFSweb, Inc. - CFO, Chief Accounting Officer

Right, yes.

George Walsh - Gilford Securities - Analyst

Okay, so that’s pretty much CapEx that will be reimbursed?

Tom Madden - PFSweb, Inc. - CFO, Chief Accounting Officer

It’s CapEx that has already been reimbursed for the most part. But we end up, from an accounting treatment standpoint, having to amortize the assets as a property component, and then we amortize that deferred rent credit over the life of the lease.

George Walsh - Gilford Securities - Analyst

Okay.

Tom Madden - PFSweb, Inc. - CFO, Chief Accounting Officer

You gross up both sides of the balance sheet and then amortize them. Not exactly 100% offset, but generally, because of the nature of the assets that are being funded here, it will be relatively close to being offset between the two.

George Walsh - Gilford Securities - Analyst

Okay, great. Alright, that’s all I had, thanks.

Operator

I’m showing no further questions at this time. I’ll turn the floor back over to management for any closing remarks.

MAY 14, 2012 / 03:00PM GMT, PFSW - Q1 2012 PFSweb, Inc. Earnings Conference Call

Mark Layton - PFSweb, Inc. - Chairman, CEO

Thanks everyone for your time this morning, and we will talk to you again in August. Thank you.

Operator

This concludes today’s conference call and you may now disconnect.